Exhibit 5.1

Ichor Holdings, Ltd.

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

[            ], 2016

Dear Sirs

Ichor Holdings, Ltd. (the “Company”)

We have acted as Cayman Islands counsel to the Company to provide this legal opinion in connection with the Company’s registration statement on Form S-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the “Act”), as amended, (File No. 333-[    ]) (the “Registration Statement”) in respect of the proposed initial offering (the “IPO”) of the Company’s [        ] ordinary shares, par value US$0.01 per share, in the capital of the Company (the “Shares”). Such public offering is being underwritten pursuant to an underwriting agreement (the “Underwriting Agreement”) among the Company and the underwriters named therein. This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The Certificate of Incorporation dated 30 January 2012 and the Amended and Restated Memorandum and Articles of Association of the Company as adopted on 16 March 2012 (the “Current Memorandum and Articles”) and the Amended and Restated Memorandum and Articles of Association of the Company adopted by Special Resolution passed on [ ] 2016 and effective immediately prior to the closing of the IPO (the “Post-IPO Memorandum and Articles”).

1.2	The written resolutions of the board of directors of the Company dated [ ] 2016 (the “Resolutions”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

Maples and Calder

PO Box 309    Ugland House    Grand Cayman KY1-1104    Cayman Islands

Tel + 1 345 949 8066    Fax + 1 345 949 8080    maplesandcalder.com

1.3	The minutes of the extraordinary general meeting of the Company held on [ ] 2016 (the “Shareholder Minutes”), including a resolution to re-designate the authorised (and issued) share capital of the Company in the manner therein described (the “Re-Designation Resolution”).

1.4	A Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.5	A draft of the Underwriting Agreement.

1.6	The Registration Statement.

2	Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy and confirmations contained in the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2	All signatures, initials and seals are genuine.

2.3	There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Underwriting Agreement or and the Registration Statement.

2.4	The Current Memorandum and Articles remain in full force and effect and are unamended.

2.5	The Resolutions were duly passed in the manner prescribed in the Current Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

2.6	The Shareholder Minutes are a true and correct record of the proceedings of such meeting, which was duly convened and held, and at which a quorum was present throughout.

2.7	The authorised share capital of the Company as set out in the Current Memorandum and Articles has not been amended.

2.8	The shareholders of the Company have not restricted or limited the power of the directors in any way.

2.9	The resolutions contained in the Resolutions and the Shareholder Minutes were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

2.10	The directors of the Company at the date of the Resolutions and at the date hereof were and are as follows: Maurice Carson, Dipanjan Deb, Andrew Kowal, Thomas Rohrs, John Chenault and Iain Mackenzie.

2.11	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to us are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) (duly convened in accordance with the then effective Articles of Association) and all resolutions passed at the meetings, or passed by written consent as the case may be.

2.12	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.

2.13	The Company will receive money or money’s worth in consideration for the issue of the Shares, and none of the Shares were or will be issued for less than par value.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The issue of the Shares to be issued by the Company as contemplated by the Registration Statement has been authorised, and when issued and paid for in the manner described in the Underwriting Agreement and the Registration Statement and in accordance with the resolutions adopted by the board of directors of the Company, such Shares will be legally issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders) of the Company.

3.3	The authorised share capital of the Company is US$40,000 divided into 250,000,000 common shares of US$0.0001 par value each and 150,000,000 series A preferred shares of US$0.0001 par value each.

3.4	Upon the Post-IPO Memorandum and Articles and the Re-Designation Resolution becoming effective, the authorised share capital of the Company will be [ ].

Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands, but if this were to occur in respect of the Company’s Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

In this opinion, the phrase “non-assessable” means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you, your counsel and purchasers of Shares pursuant to the Registration Statement. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

Maples and Calder

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